Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136506, 333-193334, 333-212205, 333-214718, 333-239435, 333-265904 and 333-280413 on Form S-8, Registration Statement No. 333-275281 on Form S-3ASR and Registration Statement Nos. 333-145696, 333-159037, 333-167393 and 333-171487 on Form S-3 of our reports dated February 20, 2026, relating to the consolidated financial statements of Evercore Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

 /s/ DELOITTE & TOUCHE LLP

New York, New York
February 20, 2026